EXHIBIT 2.2

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                        SECOND AMENDED AND RESTATED

                        AGREEMENT AND PLAN OF MERGER


                               BY AND BETWEEN


                APARTMENT INVESTMENT AND MANAGEMENT COMPANY

                                    and

                         INSIGNIA PROPERTIES TRUST



                        Dated as of January 22, 1999

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                           TABLE OF CONTENTS
                                                                     Page
                                                                     ----
ARTICLE I

  THE MERGER...........................................................3
     Section 1.1   The Merger..........................................3
     Section 1.2   Effects of the Merger...............................3
     Section 1.3   Effective Time of the Merger. ......................3

ARTICLE II

  TREATMENT OF SHARES..................................................4
     Section 2.1   Effect of the Merger on Outstanding Shares..........4
     Section 2.2   Surrender of Certificates...........................7
     Section 2.3   Closing of Transfer Books; Etc.  ...................9
     Section 2.4   No Fractional Shares................................9
     Section 2.5   No Other Rights.  .................................10

ARTICLE III

  THE CLOSING.........................................................10
     Section 3.1   Closing............................................10

ARTICLE IV

  REPRESENTATIONS AND WARRANTIES OF IPT...............................11
     Section 4.1   Organization and Qualification of IPT..............11
     Section 4.2   Organization and Qualification of IPLP.............11
     Section 4.3   Capitalization.....................................11
     Section 4.4   Authority; Non-Contravention.......................12
     Section 4.5   Tax Matters........................................12
     Section 4.6   Vote Required......................................13
     Section 4.7   AMIT Merger........................................13
     Section 4.8   Opinion of Financial Advisor.......................13
     Section 4.9   Brokers............................................13
     Section 4.10  Absence of Inducement..............................13
     Section 4.11  Restricted IPT Common Shares.......................14

ARTICLE V

  REPRESENTATIONS AND WARRANTIES OF AIMCO.............................14
     Section 5.1   Organization and Qualification.....................14
     Section 5.2   Capitalization.....................................14
     Section 5.3   Authority; Non-Contravention; Required Filings.....16
     Section 5.4   Reports and Financial Statements...................17
     Section 5.5   Absence of Certain Changes or Events...............17
     Section 5.6   Registration Statement, Information
                   Statement/Prospectus and Schedule 13E-3............17
     Section 5.7   No Vote Required...................................18
     Section 5.8   Tax Matters........................................18
     Section 5.9   Brokers............................................19
     Section 5.10  Absence of Inducement..............................19
     Section 5.11  Conduct of IPT's Business..........................20
     Section 5.12  Authority; Non-Contravention; Required Filings.....20

ARTICLE VI

  ADDITIONAL AGREEMENTS...............................................20
     Section 6.1   IPT and IPLP Distributions.........................20
     Section 6.2   Registration Statement, Information
                   Statement/Prospectus and Schedule 13E-3............22
     Section 6.3   Regulatory Matters.................................23
     Section 6.4   Shareholder Approval. .............................23
     Section 6.5   Vote of IPT Common Shares Owned by AIMCO...........24
     Section 6.6   Public Announcements...............................24
     Section 6.7   Expenses...........................................25
     Section 6.8   Further Assurances.................................25
     Section 6.9   Transfer Taxes.....................................25
     Section 6.10  IPT Trustees and Officers..........................25
     Section 6.11  Modification of Form of Transaction. ..............26
     Section 6.12  Indemnification....................................27
     Section 6.13  Insurance. ........................................29
     Section 6.14  Conduct of IPT's Business Pending the
                   Effective Time.....................................29

ARTICLE VII

  CONDITIONS..........................................................31
     Section 7.1   Conditions to Each Party's Obligation to
                   Effect the Merger..................................31
     Section 7.2   Additional Conditions to Obligation of IPT to
                   Effect the Merger..................................31
     Section 7.3   Additional Conditions to Obligation of AIMCO
                   to Effect the Merger...............................33

ARTICLE VIII

  TERMINATION, AMENDMENT AND WAIVER...................................34
     Section 8.1   Termination........................................34
     Section 8.2   Effect of Termination..............................35
     Section 8.3   Amendment..........................................38
     Section 8.4   Waiver.............................................39

ARTICLE IX

  GENERAL PROVISIONS..................................................39
     Section 9.1   Survival of Representations, Warranties,
                   Covenants and Agreements. .........................39
     Section 9.2   Notices.  .........................................39
     Section 9.3   Adjustment for Dilution............................40
     Section 9.4   Entire Agreement...................................40
     Section 9.5   Assignment.  ......................................41
     Section 9.6   Governing Law......................................41
     Section 9.7   Interpretation.  ..................................41
     Section 9.8   Counterparts; Effect...............................41
     Section 9.9   Parties' Interest..................................41
     Section 9.10  Enforcement........................................41
     Section 9.11  Severability.......................................42
     Section 9.12  Letter Agreement...................................42
     Section 9.13  Knowledge.  .......................................42
     Section 9.14  Breaches.  ........................................42




                        INDEX OF DEFINED TERMS                    Page
                                                                  ----
Agreement............................................................1
AIMCO................................................................1
AIMCO Benefit Plans.................................................15
AIMCO Board..........................................................2
AIMCO Class B Common Stock..........................................14
AIMCO Collar Price...................................................4
AIMCO Committee......................................................2
AIMCO Common Stock...................................................4
AIMCO Exchange Value.................................................4
AIMCO Material Adverse Effect.......................................14
AIMCO OP.............................................................1
AIMCO Preferred Stock...............................................14
AIMCO Reference Period...............................................4
AIMCO Reference Price................................................4
AIMCO REIT Opinion..................................................33
AIMCO Reorganization Opinion........................................33
AIMCO Required Filings..............................................16
AIMCO Restricted Shares..............................................7
AIMCO SEC Reports...................................................17
AIMCO Termination Reference Price...................................35
AIMCO Termination Share Value.......................................35
AIMCO-nominated Trustees.............................................2
Alternative Proposal................................................34
AMIT.................................................................1
AMIT Merger..........................................................1
Cash Amount..........................................................5
Cash Election Notice.................................................7
Cash Percentage......................................................6
Certificate..........................................................6
Closing.............................................................10
Closing Date........................................................10
Code.................................................................2
Common Partnership Unit.............................................36
Continuing Trusteeship..............................................25
Control.............................................................36
Controlled AIMCO Entity.............................................36
Controlled IPT Entity...............................................36
Conversion Ratio.....................................................5
Covered IPT Assets..................................................36
Covered Third-Party Assets..........................................36
Effective Time.......................................................4
Effective Time Charter...............................................3
Excess Distribution Amount..........................................22
Exchange Act........................................................16
Exchange Fund........................................................7
Executive Committee..................................................2
First Amended and Restated Agreement.................................1
Financial Institution...............................................24
GAAP................................................................17
Governmental Authority..............................................17
HUD.................................................................17
IFG..................................................................1
IFG Agreement........................................................1
IFG Merger...........................................................1
Indemnitee..........................................................29
Information Statement/Prospectus....................................18
IPLP................................................................11
IPLP Limited Partnership Agreement..................................11
IPT..................................................................1
IPT Board............................................................2
IPT Bylaws...........................................................2
IPT Common Shares....................................................2
IPT Declaration.....................................................11
IPT Exchange Value...................................................5
IPT Final Distribution Amount.......................................20
IPT Meeting.........................................................12
IPT Meeting Date....................................................23
IPT Preferred Shares................................................11
IPT Share Plan.......................................................7
IPT Shareholders.....................................................2
IPT Shareholders' Approval..........................................12
IPT Termination Share Value.........................................37
IPT Unwind Consideration............................................37
Law.................................................................16
Lehman Opinion.......................................................2
Losses..............................................................27
MCAA.................................................................3
MGCL.................................................................3
Merger...............................................................2
Merger Consideration.................................................6
NYSE.................................................................4
Original Agreement...................................................1
Outstanding IPT Common Shares........................................6
Paying Agent.........................................................7
Person...............................................................5
Proxyholders........................................................24
Registration Statement..............................................17
REIT.................................................................2
Restricted Share.....................................................7
Schedule 13E-3......................................................18
SEC.................................................................17
Securities Act......................................................16
Special AIMCO Distribution..........................................22
Status Requirements.................................................13
Stock Percentage.....................................................5
Subsidiary...........................................................5
Superior Proposal...................................................35
Surviving Entity.....................................................3
Tax Return..........................................................12
Taxes...............................................................12
Termination Date....................................................37
Third-Party Unwind Consideration....................................37
Third-Party Unwind Price............................................37
TPI..................................................................1
Transfer Taxes......................................................25
Violation...........................................................16
Voting Debt.........................................................11







                      SECOND AMENDED AND RESTATED
                     AGREEMENT AND PLAN OF MERGER


         SECOND AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of January 22 , 1999, by and between Apartment Investment and Management Company, a Maryland corporation ("AIMCO") and Insignia Properties Trust, a Maryland real estate investment trust ("IPT").

         WHEREAS, AIMCO and IPT have previously entered into an Agreement and Plan of Merger, dated as of October 1, 1998 (the "Original Agreement"), and AIMCO, IPT and TPI Acquisition Trust, a Maryland real estate investment trust ("TPI"), entered into an Amended and Restated Agreement and Plan of Merger, dated as of December 7, 1998 (the "First Amended and Restated Agreement"), and AIMCO and IPT now wish to amend and restate the Original Agreement and the First Amended and Restated Agreement in their entirety, with the effect of superseding and extinguishing any obligations under the Original Agreement or under the First Amended and Restated Agreement and TPI has consented to such amendment and restatement;

         WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of July 18, 1997, by and among Angeles Mortgage Investment Trust, an unincorporated California business trust ("AMIT"), IPT, Insignia Financial Group, Inc., a Delaware corporation ("IFG"), and MAE GP Corporation, a Delaware corporation, AMIT merged with and into IPT on September 17, 1998, with IPT being the surviving entity (the "AMIT Merger");

         WHEREAS, pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of May 26, 1998 (the "IFG Agreement"), by and among AIMCO, AIMCO Properties, L.P., a Delaware limited partnership ("AIMCO OP"), IFG and Insignia/ESG Holdings, Inc., a Delaware corporation, IFG merged with and into AIMCO on October 1, 1998, with AIMCO being the surviving entity (the "IFG Merger");

         WHEREAS, the IFG Agreement requires AIMCO to propose to acquire IPT by merger and to use its reasonable best efforts to consummate such merger within three months following the effective time of the IFG Merger, and the performance of AIMCO's obligations under this Agreement, if it uses its reasonable best efforts to consummate such merger within such period, will constitute AIMCO's performance of such obligations under the IFG Agreement;

         WHEREAS, it is the intention of the parties that IPT merge with and into AIMCO, with AIMCO being the surviving entity (the "Merger"), on the terms and subject to the conditions set forth herein;

         WHEREAS, the Board of Trustees of IPT (the "IPT Board") received the written opinion of Lehman Brothers Inc., dated October 1, 1998 (the "Lehman Opinion"), that the amount of the Merger Consideration (as defined in Section 2.1(b)) is fair from a financial point of view to the holders (the "IPT Shareholders") of common shares of beneficial interest, par value $.01 per share, of IPT ("IPT Common Shares"), other than IFG and AIMCO and their respective Subsidiaries (as defined in Section 2.1(a));

         WHEREAS, the Board of Directors of AIMCO (the "AIMCO Board") and the IPT Board approved the Merger, upon the terms and subject to the conditions set forth in the Original Agreement;

         WHEREAS, (i) Ronald Uretta and Ronald J. Consiglio resigned from the IPT Board, (ii) the size of the IPT Board was increased to eleven and each of the trustee candidates designated by AIMCO listed on Schedule 6.10-1 hereto (together with their successors, the "AIMCO-nominated Trustees") was elected as a trustee of IPT, (iii) the officer candidates designated by AIMCO and listed on Schedule 6.10-2 hereto were appointed to the respective positions indicated on such Schedule, (iv) a committee of the IPT Board, consisting of two AIMCO-nominated Trustees (the "AIMCO Committee"), was formed and then authorized and empowered to act to the extent set forth in the Third Amended and Restated Bylaws of IPT (the "IPT Bylaws"), (v) the Continuing Trustees (as defined in the IPT Bylaws) were authorized and empowered to act to the extent set forth in the IPT Bylaws (the names of the persons who currently are Continuing Trustees are set forth on Schedule 6.10-3) and (vi) an executive committee of the IPT Board, consisting of the AIMCO-nominated Trustees listed on Schedule 6.10-4 (the "Executive Committee"), was formed and then authorized and empowered to act to the extent set forth in the IPT Bylaws; and

         WHEREAS, the IPT Board (including all of the Continuing Trustees and with the AIMCO-nominated trustees abstaining) and the AIMCO Board have each approved this Agreement, as an amendment and restatement of the Original Agreement and the First Amended and Restated Agreement; and

         WHEREAS, AIMCO intends that, following the Merger, it shall continue to be subject to taxation as a real estate investment trust (a "REIT") within the meaning of the Internal Revenue Code of 1986, as amended (the "Code").

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:


                               ARTICLE I

                              THE MERGER

         Section 1.   The Merger.

         Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.3), IPT shall be merged with and into AIMCO in accordance with the laws of the State of Maryland, and the separate existence of IPT shall cease. AIMCO shall be the surviving entity in the Merger (hereinafter sometimes referred to herein as the "Surviving Entity") and shall continue its corporate existence under the laws of the State of Maryland.

         Section 2.   Effects of the Merger.

         (a) At the Effective Time, (i) the charter of AIMCO, as in effect immediately prior to the Effective Time (the "Effective Time Charter"), shall be the charter of the Surviving Entity until thereafter amended as provided by law and the Effective Time Charter, (ii) the by-laws of AIMCO, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Entity until thereafter amended as provided by law, the Effective Time Charter and such by-laws and (iii) the directors and officers of AIMCO immediately prior to the Effective Time shall be the initial directors and officers, respectively, of the Surviving Entity.

         (b) Subject to the foregoing, the additional effects of the Merger shall be as provided in Section 3-114 of the Maryland General Corporation Law (the "MGCL") and Section 8-501.1(n) of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (the "MCAA"). At the Effective Time, all the properties, rights, privileges, powers and franchises of IPT shall vest in the Surviving Entity, and all debts, liabilities and duties of IPT shall become the debts, liabilities and duties of the Surviving Entity.

         Section 3. Effective Time of the Merger. On the Closing Date (as defined in Section 3.1), articles of merger shall be executed and filed by AIMCO and IPT with the State Department of Assessments and Taxation of Maryland pursuant to the MGCL and the MCAA. The Merger shall become effective as of the date and at such time as the articles of merger are accepted for record by the State Department of Assessments and Taxation of Maryland (the date and time the Merger becomes effective pursuant to MCAA and the MGCL being referred to as the "Effective Time").


                              ARTICLE II

                          TREATMENT OF SHARES

         Section 1.   Effect of the Merger on Outstanding Shares.

         (a) Definition. As used in this Agreement, the following terms have the following meanings:

         "AIMCO Collar Price" means $36.8781, which was the average price (computed based on the sum of the daily high and low sales prices of AIMCO Common Stock (as reported in The Wall Street Journal under the caption New York Stock Exchange ("NYSE") Composite Transactions or, if not published therein, in another authoritative source) divided by two) of a share of AIMCO Common Stock during the ten consecutive NYSE trading day period ended on and including December 31, 1998.

         "AIMCO Common Stock" means the Class A Common Stock, par value $.01 per share, of AIMCO.

         "AIMCO Exchange Value" means the lesser of the AIMCO Collar Price or the AIMCO Reference Price.

         "AIMCO Reference Period" means the ten consecutive NYSE-trading day period ending on and including the NYSE trading day immediately preceding the IPT Meeting Date (as defined in Section 6.4).

         "AIMCO Reference Price" means the average price (computed based on the sum of the daily high and low sales prices of AIMCO Common Stock (as reported in The Wall Street Journal under the caption NYSE Composite Transactions, or, if not published therein, in another authoritative source) divided by two) of a share of AIMCO Common Stock during the AIMCO Reference Period.

         "Cash Amount" means an amount equal to: (a) $13.25; plus (b) if the Effective Time occurs on or after February 1 and on or before February 28, 1999, $.0036 multiplied by the number of days that have elapsed from and including January 1, 1999 through and including the day immediately preceding the Effective Time; minus (c) the Excess Distribution Amount.

         "Cash Election Notice" is defined in Section 2.1(d).

         "Cash Percentage" is defined in Section 2.1(c).

         "Conversion Ratio" means the IPT Exchange Value divided by the AIMCO Exchange Value.

         "Excess Distribution Amount" is defined in Section 6.1(e).

         "IPT Exchange Value" means (i) $13.28 minus (ii) the Excess Distribution Amount.

         "Person" means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization and governmental entity or any department, agency or political subdivision thereof.

         "Stock Percentage" means a percentage equal to 100% minus the Cash Percentage.

         "Subsidiary" means, as to any Person, any other Person of which at least a majority of the voting power represented by the outstanding shares of capital stock or other voting securities or interests (including, without limitation, general partner interests) having voting power under ordinary circumstances to elect directors or similar members of the governing body of such other Person shall at the time be held, directly or indirectly, by such first Person, except that IPT shall not be considered, for purposes of this Agreement, to be a Subsidiary of AIMCO.

         (b) Merger Consideration. Subject to Section 2.1(d), as of the Effective Time, by virtue of the Merger and without any action on the part of any IPT Shareholder:

                 (i) Each IPT Common Share issued and outstanding immediately prior to the Effective Time, other than IPT Common Shares cancelled according to Section 2.1(b)(ii) ("Outstanding IPT Common Shares"), shall be converted into and become the right to receive (x) the number of shares of AIMCO Common Stock equal to the Stock Percentage multiplied by the Conversion Ratio plus (y) an amount in cash equal to the Cash Percentage multiplied by the Cash Amount ((x) together with the right to receive cash in lieu of fractional interests pursuant to Section 2.4 and (y), the "Merger Consideration").

                 (ii) Each IPT Common Share owned, directly or indirectly, by AIMCO, IPT or any of their respective subsidiaries immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no Merger Consideration or other consideration shall be issued or delivered in exchange therefor.

                 (iii) All the Outstanding IPT Common Shares, when so converted in accordance with this Section 2.1, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate (a "Certificate") which, immediately prior to the Effective Time, represented Outstanding IPT Common Shares shall cease to have any rights with respect thereto, except (i) the right to receive any dividend or other distribution on IPT Common Shares with a record date prior to the Effective Time and (ii) upon surrender of such Certificate, (x) the right to receive the Merger Consideration and (y) to the extent the Merger Consideration consists of AIMCO Common Stock, any dividend or other distribution on the AIMCO Common Stock with a record date on or after the date on which the Effective Time occurs and paid prior to the time such Certificate is surrendered.

         (c) Cash Election. Not later than the close of business on the second NYSE trading day immediately preceding the first day of the AIMCO Reference Period, AIMCO shall deliver to the Secretary of IPT an irrevocable written notice (the "Cash Election Notice") in which AIMCO specifies a percentage, from 0% to 100%, of the Merger Consideration to be paid in cash (the "Cash Percentage"), subject to the proviso in Section 7.2(e). IPT shall, and AIMCO shall use its best efforts to cause IPT to, issue, on the date the Cash Election Notice is required to be delivered, via the Dow Jones News Service and PR Newswire, a press release announcing the extent to which the Merger Consideration is to be paid in each of shares of AIMCO Common Stock and cash. Notwithstanding the foregoing, if
(x) AIMCO fails to timely deliver the Cash Election Notice or (y) the Effective Time is on or after March 1, 1999, then the Cash Percentage shall, subject to the proviso in Section 7.2(e), equal 0%, regardless of whether a Cash Election Notice had been previously properly delivered.

         (d)     Restricted IPT Common Shares.

                 (i) Treatment. Each restricted IPT Common Share awarded under the Insignia Properties Trust 1997 Share Incentive Plan (the "IPT Share Plan") which is outstanding and unvested at the Effective Time (each a "Restricted Share") shall, by virtue of this Agreement and without any further action of IPT, AIMCO or the holder of such Restricted Share, be converted at the Effective Time into a number of restricted shares of AIMCO Common Stock ("AIMCO Restricted Shares") equal to the Conversion Ratio. Each such AIMCO Restricted Share shall continue to have, and be subject to, the same terms and conditions (including rights to Dividend Equivalents (as defined in the IPT Share
     Plan)) set forth in the IPT Share Plan and the applicable restricted share agreement, each as in effect immediately prior to the Effective Time.

                 (ii) Registration. AIMCO shall (A) cause the AIMCO Restricted Shares issued pursuant to Section 2.1(d)(i) to be covered by an effective registration statement on Form S-8 (or any successor or other appropriate forms) and (B) use its reasonable best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus contained therein) for so long as the AIMCO Restricted Shares remain outstanding.

         Section 2.   Surrender of Certificates.

         (a) AIMCO shall deposit, or shall cause to be deposited, at the Effective Time with the paying agent selected by AIMCO (the "Paying Agent")
(i) certificates representing shares of AIMCO Common Stock and (ii) funds as necessary to make issuances or payments of the Merger Consideration (including cash to be paid in lieu of fractional interests pursuant to Section 2.4) (such certificates and funds being hereinafter referred to as the "Exchange Fund"). If the Merger Consideration includes AIMCO Common Stock, and any dividend or other distribution on the AIMCO Common Stock with a record date on or after the Effective Time and paid prior to the time any Certificate is surrendered, AIMCO will deposit such amounts in the Exchange Fund until six months after the Effective Time. Out of the Exchange Fund, the Paying Agent shall make, pursuant to irrevocable instructions from AIMCO, the issuances and payments referred to in Sections 2.1(b) and 2.4, and the Exchange Fund shall not be used for any other purpose. The Paying Agent may invest portions of the Exchange Fund as AIMCO may direct, provided that such investments be in obligations of, or guaranteed by, the United States of America, in commercial paper obligations receiving the highest rating from either Moody's Investors Service or Standard & Poor's Corporation or in certificates of deposit, bank repurchase agreements or bankers' acceptances of commercial banks with capital exceeding $100,000,000. Any net profit resulting from, or interest or income produced by, such investments shall be payable to AIMCO. AIMCO shall replace any monies lost through any investment made pursuant to this
Section 2.2(a) upon request therefor by the Paying Agent.

         (b) As soon as practicable after the Effective Time, AIMCO shall cause the Paying Agent to mail to each holder of record of an Outstanding IPT Common Share: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Paying Agent); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Paying Agent for exchange (or to such other agent or agents as may be appointed by AIMCO), together with a duly executed letter of transmittal and such other documents as the Paying Agent shall require, the holder of such Certificate shall be entitled to receive, in exchange therefor: (A) a certificate or certificates representing that number of whole shares of AIMCO Common Stock which such holder has the right to receive pursuant to the provisions of Section 2.1(b), and cash in lieu of fractional interests pursuant to Section 2.4; and (B) the amount of cash which such holder has the right to receive pursuant to the provisions of
Section 2.1(b). If payment is to be made to a Person other than the one in whose name a surrendered Certificate is registered, it shall be a condition of receipt of the Merger Consideration that the Certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment either pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.2, after the Effective Time, each Certificate shall represent for all purposes only the right to receive the portion of the Exchange Fund that corresponds to the amount in cash and number of shares of AIMCO Common Stock such Certificate represents.

         (c) Any portion of the Exchange Fund that remains unclaimed six months after the Effective Time shall be returned to AIMCO upon its request made to the Paying Agent, after which time the holder of any unsurrendered Certificate shall look only to AIMCO for payment of (i) the Merger Consideration and (ii) to the extent the Merger Consideration consists of AIMCO Common Stock, any dividends and other distributions on the AIMCO Common Stock with a record date on or after the Effective Time and paid prior to the time such Certificate is surrendered. AIMCO shall not be liable to any Person for any funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         Section 3. Closing of Transfer Books; Etc. From and after the Effective Time, the share transfer books of IPT shall be closed, and no registration of any transfer of any Outstanding IPT Common Shares shall thereafter be made on the records of IPT. If, after the Effective Time, any Certificate is presented to AIMCO for any reason, it shall be canceled, and each Outstanding IPT Common Share represented thereby shall be exchanged for (i) the Merger Consideration and (ii) to the extent the Merger Consideration consists of AIMCO Common Stock, any dividend or other distribution on the AIMCO Common Stock with a record date on or after the Effective Time and paid prior to the time the Certificate is surrendered. Any shares of AIMCO Common Stock issued in the Merger shall be issued as of, and be deemed to be outstanding as of, the Effective Time. AIMCO shall cause all such shares of AIMCO Common Stock issued pursuant to the Merger to be duly authorized, validly issued, full paid and nonassessable and not subject to preemptive rights. In the event any Certificate(s) shall have been lost, stolen or destroyed, upon the making of any affidavit of that fact by the IPT Shareholder claiming such Certificate(s) to be lost, stolen or destroyed and, if reasonably required by AIMCO or the Paying Agent, upon the posting by such IPT Shareholder of a bond in such amount as reasonably determined as indemnity against any claim that may be made against either of them with respect to such Certificate(s), the Paying Agent shall issue the Merger Consideration in respect of each Outstanding IPT Common Share represented by such lost, stolen or destroyed Certificate(s). If the Merger Consideration consists of AIMCO Common Stock, appropriate procedures shall be established by AIMCO and the Paying Agent so that each holder of a Certificate at the Effective Time shall be entitled to vote on all matters subject to the vote of holders of AIMCO Common Stock with a record date on or after the Effective Time, whether or not such Certificate holder shall have surrendered Certificates in accordance with the provisions of this Agreement. For purposes of the immediately preceding sentence, AIMCO may rely conclusively on the shareholder records of IPT in determining the identity of, and the number of Outstanding IPT Common Shares held by, each holder of a Certificate at the Effective Time.

         Section 4.    No Fractional Shares.

         (a) No scrip or fractional share certificate for AIMCO Common Stock will be issued upon the surrender for exchange of Certificates, and an outstanding fractional share interest will not entitle the owner thereof to vote, to receive dividends or to any rights of a stockholder of AIMCO or of the Surviving Corporation with respect to such fractional share interest.

         (b) In lieu of any fractional shares of AIMCO Common Stock, each holder of an IPT Common Share that otherwise would be entitled to a fractional share of AIMCO Common Stock, shall receive a cash payment in lieu of such fractional share of AIMCO Common Stock equal to such shareholder's proportionate interest in a share of AIMCO Common Stock multiplied by the AIMCO Reference Price, determined as of the Effective Time.

         Section 5. No Other Rights. Upon consummation of the Merger, the holder of a Certificate at and after the Effective Time shall have no rights under this Agreement with respect to the Outstanding IPT Common Shares represented thereby other than the right to receive (a) the Merger Consideration, (b) to the extent the Merger Consideration consists of AIMCO Common Stock, any dividend or other distribution on the AIMCO Common Stock with a record date on or after the Effective Time and paid prior to the time such Certificate is surrendered and (c) any unpaid dividend or other distribution on IPT Common Shares with a record date prior to the Effective Time. Nothing in this Agreement supersedes the right of the IPT Shareholders to enforce Section 5.6 for the period provided in Section 9.1.


                              ARTICLE III

                              THE CLOSING

         Section 1. Closing. The closing of the Merger (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York 10022, at 12:00, noon, local time, on the business day on which all of the conditions set forth in
Article VII hereof are first fulfilled or have been waived, provided that all of the conditions set forth in Article VII hereof continue to be so satisfied or waived on such day, and if not so satisfied or waived, the Closing shall be automatically extended from time to time until the first subsequent day on which all such conditions are again so satisfied or waived, subject, however, to Article VIII hereof, or shall take place at such other time, date and place as AIMCO and IPT shall mutually agree (the "Closing Date").


                              ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF IPT

         IPT represents and warrants to AIMCO as follows:

         Section 1. Organization and Qualification of IPT. As of October 1, 1998, IPT was a real estate investment trust which had been duly formed and was validly existing and in good standing under the laws of the State of Maryland. IPT has furnished to AIMCO true and complete copies of IPT's Declaration of Trust (the "IPT Declaration") and the IPT Bylaws, each as is in effect on the date of the Original Agreement.

         Section 2. Organization and Qualification of IPLP. As of October 1, 1998, Insignia Properties, L.P. ("IPLP") was a limited partnership which had been duly formed and was validly existing and in good standing under the laws of the State of Delaware on such date. IPT has furnished to AIMCO true and complete copies of the Fourth Amended and Restated Agreement of Limited Partnership of IPLP as in effect on the date of the Original Agreement (the "IPLP Limited Partnership Agreement"). As of October 1, 1998 and prior to the effective time of the IFG Merger, the sole general partner of IPLP was IPT, and the limited partners of IPLP were IFG and Insignia Capital Corporation, a Delaware corporation (which was a wholly-owned Subsidiary of IFG).

         Section 3. Capitalization. At the date hereof, the authorized shares of beneficial interest of IPT consist of 400,000,000 IPT Common Shares and 100,000,000 preferred shares of beneficial interest, par value $.01 per share, of IPT ("IPT Preferred Shares"). At the date hereof, 23,484,538 IPT Common Shares are issued and outstanding, and (a) no IPT Common Shares are held by IPT's Subsidiaries, (b) no IPT Preferred Shares are issued and (c) no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which shareholders of IPT may vote ("Voting Debt") were issued or outstanding. At the date hereof, all outstanding IPT Common Shares are validly issued, fully paid and nonassessable and are not subject to preemptive rights. On the date hereof, there are no outstanding subscriptions, calls, options, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating IPT or IPLP to issue, deliver or sell, or cause to be issued, delivered or sold, additional IPT Common Shares, IPT Preferred Shares or other ownership interests in IPT or IPLP or any Voting Debt of IPT or IPLP or obligating IPT or IPLP to grant, extend or enter into any such agreement or commitment.

         Section 4.   Authority; Non-Contravention.

         (a) Authority. IPT had, as of October 1, 1998, and has, as of the date hereof, all requisite trust power and authority to enter into the Original Agreement and this Agreement, respectively, and, subject to obtaining the affirmative vote of a majority of the IPT Common Shares outstanding on the record date for the meeting of IPT Shareholders for the purpose of voting on this Agreement, the Merger and the other transactions contemplated hereby, including adjournments and postponements thereof (the "IPT Meeting"), at which such vote is taken (the "IPT Shareholders' Approval"), to consummate the transactions contemplated thereby and hereby. The execution and delivery of the Original Agreement and the consummation by IPT of the transactions contemplated thereby have been duly authorized by the IPT Board. The execution and delivery of this Agreement and the consummation by IPT of the transactions contemplated hereby have been duly authorized by the IPT Board (including all of the Continuing Trustees and with the AIMCO-nominated Trustees abstaining), which constitutes all necessary trust action on the part of IPT, subject to obtaining the IPT Shareholders' Approval. The Original Agreement and this Agreement each have been duly and validly executed and delivered by IPT and, assuming the due authorization, execution and delivery hereof by AIMCO, this Agreement constitutes the legal, valid and binding obligation of IPT enforceable against IPT in accordance with its terms.

         (b) Non-Contravention. As of October 1, 1998, the execution and delivery of the Original Agreement by IPT did not, and as of the date hereof, the execution and delivery of this Agreement, will not, in any respect, violate, conflict with or result in a breach of any provision of the IPT Declaration or the IPT Bylaws. Subject to obtaining the IPT Shareholders' Approval, the consummation of the transactions contemplated hereby will not, in any respect, violate, conflict with or result in a breach of any provision of the IPT Declaration or the IPT Bylaws.

         Section 5. Tax Matters. "Taxes," as used in this Agreement, unless otherwise stated, means any and all Federal, state, local and foreign taxes, including, without limitation, income, sales and use, withholding, transfer, franchise, real and personal property, employment and payroll taxes, together with any interest, penalties and additions thereto. "Tax Return," as used in this Agreement, means any report, return or other information required to be supplied to any person with respect to Taxes.

         (a) REIT Classification. At all times from the date of its organization to and including October 1, 1998, IPT has been organized and operated in conformity with Sections 856-860 of the Code (the "Status Requirements"), and its method of operation during such period satisfied the Status Requirements. The consummation by IPT of the transactions contemplated by the Original Agreement and the compliance with or fulfillment of the terms and provisions thereof by IPT would not have adversely affected the qualification of IPT as a REIT for its taxable year ending at the Effective Time.

         (b) Subchapter C Earnings and Profits. As of October 1, 1998, IPT did not have any earnings and profits in excess of $1 million accumulated in any non-REIT year within the meaning of Section 857 of the Code, including as a result of the AMIT Merger.

         Section 6. Vote Required. The IPT Shareholders' Approval is the only vote of the holders of any class of any outstanding shares of beneficial interest of IPT that is required to approve this Agreement, the Merger and the other transactions contemplated hereby.

         Section 7. AMIT Merger. AMIT was merged with and into IPT on September 17, 1998.

         Section 8. Opinion of Financial Advisor. On October 1, 1998, the IPT Board received the Lehman Opinion, which opines that the Merger Consideration is fair from a financial point of view to the holders of IPT Common Shares other than IFG and AIMCO and their respective Subsidiaries.

         Section 9. Brokers. As of October 1, 1998, except for Lehman Brothers Inc., no broker, finder or investment banker is entitled to any broker's, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of IPT.

         Section 10. Absence of Inducement. In entering into this Agreement, IPT has not been induced by, or relied upon, any representations, warranties, or statements by AIMCO not set forth or referred to in this Agreement, the schedules hereto or the other documents required to be delivered hereby, whether or not such representations, warranties, or statements have actually been made, in writing or orally; and IPT acknowledges that, in entering into this Agreement, AIMCO has been induced by and relied upon the representations and warranties of IPT herein set forth and in the other documents required to be delivered hereby. IPT made its own investigation of AIMCO prior to the execution of this Agreement and has not been induced by or relied upon any representations, warranties or statements as to the advisability of entering into this Agreement other than as set forth above or in the AIMCO SEC Reports (as defined in Section 5.4).

         Section 11. Restricted IPT Common Shares. There will not be more than 450,000 Restricted Shares outstanding at the Effective Time.


                               ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF AIMCO

         AIMCO represents and warrants to IPT as follows:

         Section 1. Organization and Qualification. As of October 1, 1998, AIMCO was, and as of the date hereof AIMCO is, a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. As of October 1, 1998 AIMCO was, and as of the date hereof AIMCO, is duly qualified and in good standing to do business in each jurisdiction where such qualification is required, other than in such jurisdictions where the failure to so qualify would not have, individually or in the aggregate, a material adverse effect on the business, assets, financial condition, results of operations or prospects of AIMCO and its Subsidiaries taken as a whole (an "AIMCO Material Adverse Effect"). As of October 1, 1998, AIMCO had and, as of the date hereof AIMCO has, all requisite corporate power and authority, and, as of October 1, 1998, had and, as of the date hereof, AIMCO has been duly authorized by all necessary approvals and orders, to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on it business as it was then being conducted.

         Section 2.   Capitalization.

         (a) As of October 1, 1998, the authorized stock of AIMCO consisted of 486,027,500 shares of AIMCO Common Stock, 262,500 shares of Class B Common Stock, par value $.01 per share ("AIMCO Class B Common Stock"), and 24,460,000 shares of Preferred Stock, par value $.01 per share ("AIMCO Preferred Stock"). As of October 1, 1998, (i) 47,982,057 shares of AIMCO Common Stock were issued and outstanding, (ii) 162,500 shares of AIMCO Class B Common Stock were issued and outstanding, (iii) 22,345,921 shares of AIMCO Preferred Stock were issued and outstanding (including 750,000 shares of AIMCO Class B Cumulative Convertible Preferred Stock, par value $.01 per share; 2,400,000 shares of AIMCO 9% Class C Cumulative Preferred Stock, par value $.01 per share; 4,200,000 shares of AIMCO 8.75% Class D Cumulative Preferred Stock, par value $.01 per share; 8,945,921 shares of AIMCO Class E Cumulative Convertible Preferred Stock, par value $.01 per share; 4,050,000 shares of AIMCO Class G Preferred Stock, par value $.01 per share; and 2,000,000 shares of AIMCO Class H Preferred Stock, par value $.01 per share), (iv) 5,362,879 shares of AIMCO Common Stock were reserved for issuance upon the exchange of units of limited partnership in AIMCO OP,
(v) 5,115,246 shares of AIMCO Common Stock were reserved for issuance pursuant to the AIMCO benefit plans (the "AIMCO Benefit Plans") listed on
Schedule 5.2 hereof and outstanding warrants, (vi) 11,408,973 shares of AIMCO Common Stock were reserved for issuance upon conversion of AIMCO Preferred Stock, (vii) 162,500 shares of AIMCO Common Stock were reserved for issuance upon conversion of AIMCO Class B Common Stock and (viii) no Voting Debt of AIMCO was issued or outstanding.

         (b) As of October 1, 1998, all outstanding shares of AIMCO Common Stock and AIMCO Preferred Stock were validly issued, fully paid and nonassessable and are not subject to preemptive rights.

         (c) Upon consummation of the Merger and issuance, if applicable, of shares of AIMCO Common Stock which comprise the Merger Consideration, all such shares will be validly issued, fully paid and nonassessable and will not be subject to preemptive rights.

         (d) As of October 1, 1998, except as set forth on Schedule 5.2 hereof, there were no outstanding subscriptions, calls, options, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating AIMCO or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other ownership interest or any Voting Debt of AIMCO or any of its Subsidiaries or obligating AIMCO or any Subsidiary of AIMCO to grant, extend or enter into any such agreement or commitment. Except as set forth on Schedule 5.2 hereof, after the Effective Time, there will be no agreement or commitment of any character obligating AIMCO or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other ownership interest or any Voting Debt of AIMCO or any of its Subsidiaries, or obligating AIMCO or any Subsidiary of AIMCO to grant, extend or enter into any such agreement or commitment.

         (e) TPI has consented to the termination of its rights and obligations under the First Amended and Restated Agreement and has approved this Agreement as an amendment to the First Amended and Restated Agreement.

         Section 3.   Authority; Non-Contravention; Required Filings.

         (a) Authority. AIMCO had on October 1, 1998, and AIMCO has on the date hereof, all requisite corporate power and authority to enter into the Original Agreement and this Agreement, respectively, and to consummate the transactions contemplated hereby. The execution and delivery of the Original Agreement and this Agreement and the consummation by AIMCO of the transactions contemplated thereby and hereby have each been duly authorized by the AIMCO Board, which constitutes all necessary corporate action on the part of AIMCO. Each of the Original Agreement and this Agreement have been duly and validly executed and delivered by AIMCO and, assuming the due authorization, execution and delivery thereof and hereof by IPT, this Agreement constitutes the legal, valid and binding obligation of each of AIMCO enforceable against AIMCO in accordance with its terms.

         (b) Non-Contravention. The execution and delivery of the Original Agreement did not, the execution and delivery of this Agreement by AIMCO does not, and the consummation of the transactions contemplated hereby will not, violate, conflict with or result in a breach of (any such violation, conflict or breach is referred to herein as a "Violation") any provision of
(i) the charter of AIMCO, as in effect on October 1, 1998 and on the date hereof, or the by-laws of AIMCO, as in effect on October 1, 1998 and on the date hereof, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any governmental authority (a "Law") applicable to AIMCO or any Subsidiary of AIMCO or any of their respective properties or assets or (iii) any note, bond, mortgage, indenture, credit enhancement agreement, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which AIMCO or any Subsidiary of AIMCO is a party or by which it or any of its properties or assets may be bound or affected, except in the case of clause (ii) or (iii) for any such Violation which would not have, individually or in the aggregate, an AIMCO Material Adverse Effect.

         (c) Required Filings. As of the date hereof, except as required under the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules of the NYSE (the "AIMCO Required Filings"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any court, federal, state, local or foreign government or regulatory body (including the United States Department of Housing and Urban Development and/or applicable state housing agencies (collectively, "HUD"), a stock exchange or other self-regulatory body) or authority (each, a "Governmental Authority") is necessary for the execution and delivery of this Agreement by AIMCO or the consummation by AIMCO of the transactions contemplated hereby, except as would not result, individually or in the aggregate, in an AIMCO Material Adverse Effect.

         Section 4. Reports and Financial Statements. As of October 1, 1998, all filings required to be made by AIMCO since December 31, 1997 under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (the "AIMCO SEC Reports") had been filed with the Securities and Exchange Commission ( the "SEC"). The AIMCO SEC Reports, as of their respective dates, complied in all material respects with all applicable requirements of the appropriate statutes and the rules and regulations thereunder. As of their respective dates, the AIMCO SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of AIMCO included in the AIMCO SEC Reports have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated therein or in the notes thereto or, with respect to unaudited interim financial statements, as permitted by Form 10-Q of the SEC) and fairly present, in all material respects, the financial position of AIMCO as of the dates thereof and the results of its operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal, recurring audit and year-end adjustments.

         Section 5. Absence of Certain Changes or Events. As of October 1, 1998, except as set forth in the AIMCO SEC Reports, since December 31, 1997, (a) each of AIMCO and its Subsidiaries had conducted its business in the ordinary course of business consistent with past practice, and (b) there had not been any AIMCO Material Adverse Effect.

         Section 6. Registration Statement, Information Statement/Prospectus and Schedule 13E-3. The information supplied or to be supplied by or on behalf of AIMCO for inclusion or incorporation by reference in (a) a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement") in connection with the proposed issuance of shares of AIMCO Common Stock as Merger Consideration, in which the Information Statement/Prospectus (as defined below) shall be included as a prospectus at the time it is filed with the SEC, at the time the Registration Statement is filed with the SEC, at the time it becomes effective under the Securities Act, and at the Effective Time will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; and (b) a combined information statement and prospectus to be distributed in connection with the Merger and the transactions contemplated hereby (as amended or supplemented, the "Information Statement/Prospectus"), at the time it is filed with the SEC, at the time it is mailed to the IPT Shareholders and at the time of the IPT Meeting, and the transaction statement on Schedule 13E-3 (the "Schedule 13E-3"), at the time such statement is filed with the SEC, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement, the Information Statement/Prospectus and the Schedule 13E-3 will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

         Section 7. No Vote Required. The approval of the Original Agreement, this Agreement, the Merger and the other transactions contemplated thereby and hereby, including, without limitation, the issuance and listing on the NYSE of the shares of AIMCO Common Stock to be issued in the Merger, did not and does not require the vote of the holders of any class or series of stock of AIMCO or any of its Subsidiaries.

         Section 8.   Tax Matters.

         (a) Filing of Timely Tax Returns. As of October 1, 1998, AIMCO and each of its Subsidiaries had filed (or there had been filed on their respective behalf) all Tax Returns required to be filed by each of them under applicable law. All such Tax Returns were and are in all material respects true, complete and correct and filed on a timely basis.

         (b) Payment of Taxes. As of October 1, 1998, AIMCO and each of its Subsidiaries had, within the time and in the manner prescribed by law, paid all Taxes that are currently due and payable for all periods through and including the Closing Date, except for those contested in good faith and for which adequate reserves have been taken.

         (c) Tax Reserves. As of October 1, 1998, AIMCO and its
Subsidiaries had established on their books and records reserves adequate to pay all material Taxes and reserves for deferred income Taxes in accordance with GAAP.

         (d) Tax Liens. As of October 1, 1998, there were no Tax liens upon the material assets of AIMCO or any of its Subsidiaries except liens for Taxes not yet delinquent.

         (e) REIT Classification. At all times since the initial public offering of AIMCO, AIMCO has been organized and operated in conformity with the Status Requirements, and its proposed method of operation will enable it to continue to meet the Status Requirements and otherwise qualify as a REIT.

         (f) Continuation as REIT. The consummation by AIMCO of the transactions contemplated hereby and the compliance with or fulfillment of terms and provisions hereof by AIMCO, will not adversely affect the qualification of AIMCO as a REIT for each taxable year ending on or after the date on which the Effective Time occurs.

         (g) Deficiencies. As of October 1, 1998, no deficiencies for any Taxes had been proposed, asserted or assessed against AIMCO, and there was no outstanding waiver of the statute of limitations with respect to any Taxes or Tax Returns of AIMCO.

         (h) Domestic Control. As of October 1, 1998, AIMCO believed that it was a "domestically-controlled" REIT within the meaning of Section 897(h)(4)(B) of the Code.

         Section 9. Brokers. As of October 1, 1998, no broker, finder or investment banker was entitled to any broker's, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by, or on behalf of, AIMCO.

         Section 10. Absence of Inducement. In entering into this Agreement, AIMCO has not been induced by, or relied upon, any representations, warranties, or statements by IPT not set forth or referred to in this Agreement or the other documents required to be delivered hereby, whether or not such representations, warranties, or statements have actually been made, in writing or orally, and AIMCO acknowledges that, in entering into this Agreement, IPT has been induced by and relied upon the representations and warranties of AIMCO herein set forth, the information set forth in the AIMCO SEC Reports and in the other documents required to be delivered hereby. AIMCO has made its own investigation of IPT prior to the execution of this Agreement and has not been induced by or relied upon any representations, warranties or statements as to the advisability of entering into this Agreement other than as set forth above.

         Section 11. Conduct of IPT's Business. AIMCO has complied, and has caused IPT to comply, with Section 6.14(a)-(j) from October 1, 1998 to the date hereof.

         Section 12. Purchases of AIMCO Common Stock. Neither AIMCO nor any of its affiliates (as defined in Rule 12b-2 under the Exchange Act), directly or indirectly, bid for or purchased or attempted to induce any person to bid for or purchase AIMCO Common Stock from the fifth business day prior to the first day of the period in which the AIMCO Collar Price was determined until the last day of the period in which the AIMCO Collar Price was determined.


                              ARTICLE VI

                         ADDITIONAL AGREEMENTS

         Section 1.   IPT and IPLP Distributions.

         (a)     Definitions.

                 (i) "Special AIMCO Distribution" means any distribution, other than a regular quarterly distribution, on a share of AIMCO Common Stock with a record date prior to the Effective Time.

                 (ii) "IPT Final Distribution Amount" means an amount (rounded up to the next whole cent) equal to (a) $0.16; plus (b) either (i) if the IPT Meeting Date occurs on or before February 28, 1999, $0.001758 multiplied the number of days between December 24, 1998 (inclusive) and the day immediately preceding the IPT Meeting Date (inclusive), or (ii) if the IPT Meeting Date occurs on or after March 1, 1998, $0.117786 plus the product of (A) the number of days between March 1, 1998 (inclusive) and the day immediately preceding the IPT Meeting Date (inclusive) multiplied by (B) the greater of (x) $0.001758 or (y) the quotient of (i) the product of 0.36011 multiplied by the per share amount of the most recent distribution declared, as of the date of determination, by the AIMCO Board in respect of the AIMCO Common Stock (other than a Special AIMCO Distribution), divided by (ii) 91.

         (b) Regular Quarterly Distributions. IPT shall not, from and after the date hereof, declare or pay distributions on the IPT Common Shares except as set forth in Sections 6.1(c), (d) and (e); provided, however, that if the Effective Time shall not have occurred by June 1, 1999, IPT may thereafter, at the election of a majority of the Continuing Trustees, declare and pay a distribution in an amount in cash per IPT Common Share equal to the IPT Final Distribution Amount (assuming that for purposes of determining the IPT Final Distribution Amount the IPT Meeting Date were the date prior to the record date for such distribution) and regular quarterly distributions thereafter, each in an amount in cash per IPT Common Share equal to the greater of (x) $0.16 or (y) the product of 0.36011 multiplied by the per share amount of the most recent distribution declared, as of the date of determination, by the AIMCO Board in respect of the AIMCO Common Stock (other than a Special AIMCO Distribution).

         (c)     Final IPT Distribution.

                 (i) On a date prior to the IPT Meeting, IPT shall declare a special cash distribution with a record date which is the date immediately preceding the IPT Meeting Date in an amount per IPT Common Share equal to the IPT Final Distribution Amount.

                 (ii) Before the Closing Date, IPT shall set aside the monies necessary to pay the distribution pursuant to this Section 6.1(c), and such distributions shall be paid fifteen calendar days after such record date.

         (d) Special AIMCO Distribution. In the event that the Effective Time has not occurred on or before February 28, 1999, if at any time thereafter AIMCO declares a Special AIMCO Distribution, then IPT shall promptly declare and pay a corresponding distribution on each IPT Common Share with the same record date in an amount equal to the amount of such Special AIMCO Distribution, multiplied by 0.36011.

         (e) Excess Distribution. If and to the extent that IPT reasonably determines that the distributions required to be paid by IPT pursuant to the foregoing subsections (c) and (d) of this Section 6.1 are not sufficient for IPT to meet the distribution requirements applicable to REITs for IPT's taxable year ended on the date on which the Effective Time occurs, including as a result of the AMIT Merger, then IPT shall, prior to the date on which the Effective Time occurs, declare, with a record date prior to the Effective Time, one or more special distributions in respect of the IPT Common Shares in an aggregate amount equal to the amount of such shortfall (the aggregate of all such distributions per IPT Common Share, if any, is referred to herein as the "Excess Distribution Amount").

         (f) Covenant of AIMCO. AIMCO covenants and agrees that AIMCO will cause IPT to timely declare and pay the distributions required to be made pursuant to this Section 6.1.

         Section 2.   Registration Statement, Information
Statement/Prospectus and Schedule 13E-3.

         (a) As soon as reasonably practicable after October 1, 1998, (i) AIMCO shall prepare and file with the SEC the Registration Statement and
(ii) the parties shall prepare and file with the SEC the Information Statement/Prospectus and Schedule 13E-3.

         (b) The parties shall use their reasonable best efforts to have the Registration Statement declared effective under the Securities Act by the SEC as soon as practicable after such filing and to cause the Information Statement/Prospectus to be mailed to IPT Shareholders as soon as practicable after the Registration Statement is declared effective by the SEC. None of the parties shall take any action or omit to take any action which could reasonably be expected to result in a postponement of adjournment of the IPT Meeting; provided, however, that any party may take any such action or omit to take any such action which counsel has advised is required to be taken or omitted if it does not result in the postponement or adjournment of the IPT Meeting by more than 10 NYSE trading days.

         (c) Each party shall furnish all information concerning itself which is required or customary for inclusion in the Registration Statement, the Information Statement/Prospectus or the Schedule 13E-3. The information provided by any party for use in (i) the Registration Statement will not, either at the time the Registration Statement is filed with the SEC, at the time any amendment thereof or supplement thereto is filed with the SEC, or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; and (ii) the Information Statement/Prospectus will not, either at the date mailed to the IPT Shareholders or at the time of the IPT Meeting, and the Schedule 13E-3 will not, at the time it is filed with the SEC or at the time any amendment thereof or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation, covenant or agreement is made by any party with respect to information supplied by the other party for inclusion in the Registration Statement, the Information Statement/Prospectus or the Schedule 13E-3.

         (d) Each party shall also take such action as may be reasonably required to cause the shares of AIMCO Common Stock covered by the Registration Statement to be approved for listing on the NYSE as of the Effective Time, upon official notice of issuance. Each party shall also take such action as may be reasonably required to cause the shares of AIMCO Common Stock issuable in connection with the Merger to be registered or to obtain an exemption from registration under applicable state "blue sky" or securities laws; provided, however, that no party shall be required to register or qualify as a foreign corporation or to take other action which would subject it to general service of process in any jurisdiction where the Surviving Entity will not be, following the Merger, so subject.

         Section 3. Regulatory Matters. Each party shall cooperate and use its reasonable best efforts to promptly prepare and file all necessary documentation and to effect all necessary applications, notices, petitions, filings and other documents, including, without limitation, the AIMCO Required Filings.

         Section 4. Shareholder Approval. IPT shall, as soon as practicable after October 1, 1998, (a) take all steps necessary to duly call, give notice of, convene and hold the IPT Meeting, which meeting shall be held on a date (including the date on which action is taken at such meeting as it may be postponed or adjourned, the "IPT Meeting Date") which is a NYSE trading day, provided that the day immediately preceding such date must also be a NYSE trading day, and (b) timely distribute to IPT Shareholders the Information Statement/Prospectus. The IPT Board, acting upon the recommendation of a majority of the Continuing Trustees, unless otherwise required in accordance with its fiduciary duties to IPT Shareholders, shall recommend to such shareholders the approval of the Merger, this Agreement and the transactions contemplated hereby and cooperate and consult with AIMCO with respect to each of the foregoing matters. Notwithstanding the foregoing, IPT and the Continuing Trustees may take and disclose to IPT Shareholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act if required to do so by the Exchange Act, comply with Rule 14d-9 thereunder and make all other disclosures required by applicable law.

         Section 5. Vote of IPT Common Shares Owned by AIMCO. AIMCO agrees to vote all IPT Common Shares owned of record by it, and to cause all IPT Common Shares owned of record by its Subsidiaries to be voted, for approval of this Agreement and the transactions contemplated hereby and has executed a proxy in favor of Messrs. Aston, Farkas and Garrison (the "Proxyholders") to vote all such IPT Common Shares held by AIMCO, directly or indirectly, in favor of the Merger, the adoption of this Agreement and the transactions contemplated hereby. AIMCO further agrees that, through the Effective Time, it shall not (a) sell, transfer or otherwise dispose of any IPT Common Shares owned by it or permit any of its Subsidiaries to sell, transfer or otherwise dispose of any IPT Common Shares owned by it, (b) cause or permit IPT to issue additional IPT equity securities to any other Person or take any other action which could have the effect of reducing the proportion of IPT Common Shares owned by AIMCO and its Subsidiaries that are entitled to vote on the Merger, this Agreement and the transactions contemplated hereby, or (c) grant any other proxies with respect to such shares; provided, however, that AIMCO may (i) transfer IPT Common Shares owned by it to its Subsidiaries so long as such Subsidiary agrees in writing to be bound by the terms of this Agreement and executes and delivers to the Proxyholders a proxy to vote such IPT Common Shares in favor of the Merger, the adoption of this Agreement and the transactions contemplated hereby, or
(ii) pledge such IPT Common Shares to a commercial bank or other bona fide financial institution with capital exceeding $100,000,000 (a "Financial Institution") so long as such Financial Institution agrees in writing to
(A) honor the proxy given by AIMCO to the Proxyholders with respect to such pledged IPT Common Shares, (B) execute and deliver to the Proxyholders a proxy in favor of the Proxyholders or their successors once the Financial Institution obtains the right to vote such pledged IPT Common Shares and
(C) cause any transferee of such IPT Common Shares from the Financial Institution to execute and deliver a proxy in favor of the Proxyholders or their successors and to agree to cause any subsequent transferee of the IPT Common Shares to also agree to the obligations in this clause (C).

         Section 6. Public Announcements. Subject to each party's disclosure obligations imposed by law and the rules of any national securities exchange or inter-dealer quotation system on or in which the shares of stock, beneficial interest or other ownership interests of IPT or AIMCO are now or may later be listed or authorized to be quoted, IPT and AIMCO shall cooperate with each other in the development and distribution of all news releases and other public announcements with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any public announcement or statement with respect hereto or thereto without the consent of the other party (which consent shall not be unreasonably withheld).

         Section 7. Expenses. All costs and expenses incurred in connection with the Original Agreement, the First Amended and Restated Agreement and this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

         Section 8. Further Assurances. AIMCO covenants and agrees to use its reasonable best efforts to consummate the Merger as soon as possible. Each party shall, and shall cause its Subsidiaries to, execute such further documents and instruments and take such further action, including, without limitation, obtaining any consents, authorizations, exemptions and approvals, as may be necessary to perform the obligations and satisfy the conditions to be performed or satisfied by either party pursuant to this Agreement or as may reasonably be requested by the other party in order to consummate the Merger in accordance with the terms hereof.

         Section 9. Transfer Taxes. The parties shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding the real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or similar Taxes ("Transfer Taxes") which become payable in connection with the transactions contemplated by this Agreement that are required to be filed on or before the Effective Time.

         Section 10.   IPT Trustees and Officers.

         (a) IPT shall recognize that the Continuing Trustees are authorized and empowered to act to the extent set forth in the IPT Bylaws. The AIMCO Committee and the Executive Committee shall not be dissolved prior to the earlier of the Effective Time or the termination of this Agreement.

         (b) The powers of the Continuing Trustees shall not be modified, without the consent of a majority of the Continuing Trustees, prior to the earlier of the Effective Time or the termination of this Agreement.

         (c) If, after October 1, 1998 and prior to the Effective Time, any IPT Shareholder vote is taken for the election of a trustee to a trusteeship on the IPT Board currently occupied by a Continuing Trustee or by any successor duly elected hereunder (a "Continuing Trusteeship"), AIMCO shall vote its IPT Common Shares for the reelection of each such Continuing Trustee or for the election of such Continuing Trustee's successor as may be designated by a majority of the remaining Continuing Trustees. If, after October 1, 1998 and prior to the Effective Time, any vacancy on the IPT Board arises with respect to a Continuing Trusteeship, AIMCO shall cause the AIMCO-nominated Trustees to vote to fill such vacancy by electing a person nominated by a majority of the remaining Continuing Trustees.

         (d) After October 1, 1998 and prior to the earlier of the Effective Time or the termination of this Agreement, without the prior written consent of a majority of the Continuing Trustees, which shall not be unreasonably withheld, IPT shall not terminate (i) Ernst & Young LLP from serving as its independent auditors, (ii) Lehman Brothers Inc. from serving as its financial advisor with respect to the Merger, or (iii) Proskauer Rose LLP, Miles & Stockbridge P.C., Rogers & Wells LLP or Akin, Gump, Strauss, Hauer & Feld, L.L.P. from serving as its legal counsel with respect to the Merger.

         (e) The parties agree that Jeffrey P. Cohen shall remain as Secretary of IPT and, in such capacity, shall be invited and entitled to attend all meetings of the IPT Board and each committee thereof. In the event that Jeffrey P. Cohen shall cease to serve as Secretary of IPT for any reason, another individual nominated by a majority of the Continuing Trustees shall be appointed to such position and be so invited and entitled to attend such meetings.

         (f) Without the approval of a majority of the Continuing Trustees, AIMCO shall not, and shall not permit any AIMCO-nominated Trustee to, remove a Continuing Trustee from the IPT Board or amend the IPT Declaration (unless such amendment shall have been approved by a majority of the Continuing Trustees).

         Section 11. Modification of Form of Transaction. Upon the earlier to occur of (a) December 31, 2000 or (b) such time (if ever) as any Law is adopted or promulgated after October 1, 1998 which has the effect, as supported by the written opinion of outside counsel for AIMCO, of prohibiting the Merger, or any court of competent jurisdiction in the United States shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Merger, which order, judgment or decree has become final and nonappealable, IPT, acting upon the recommendation of a majority of the Continuing Trustees, and AIMCO shall each use its best efforts to restructure the form of the transaction to one which has a materially improved chance of completion and can be accomplished without materially changing either the consideration to be received by IPT Shareholders or the tax or other economic consequences of the transaction to AIMCO and its Subsidiaries. Any restructuring of the transaction as contemplated by this Section 6.11 shall not relieve AIMCO or IPT of their respective obligations under Section 6.8 of this Agreement.

         Section 12.  Indemnification.

         (a)     Certain Definitions.

                 (i) "Taxes," as used in this Section 6.12, means any Federal, state, county, local or foreign taxes, charges, fees, levies or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, share, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes.

                 (ii) "Indemnitee" shall mean each person who was, is or hereafter may become a trustee, officer or employee of IPT, and their respective successors, heirs and personal representatives.

                 (iii) "Losses" shall mean any and all actual costs or expenses (including, without limitation, attorneys' fees billed at standard hourly rates and expenses, as and when incurred, in connection with any action, claim or proceeding relating thereto, investigation costs and remediation costs, interest, penalties and fines and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), judgments, amounts paid in settlement, fines, penalties, assessments, Taxes (excluding Taxes arising from amounts paid to an Indemnitee), losses, actions or causes of action, claims, demands, damages, liabilities, obligations, awards, disbursements or assessments of every kind, nature and description. Notwithstanding the foregoing, Losses shall be reduced to reflect any insurance proceeds actually recovered by the Indemnitee relating to such claim, provided that this reduction shall not be applied if to do so would excuse any insurer from any obligation to cover any loss. If the Indemnitee receives insurance proceeds after it receives indemnity hereunder, then the Indemnitee, within ten days of receipt of such proceeds, shall pay to AIMCO the amount by which AIMCO's payment would have been reduced if the insurance proceeds had been received before AIMCO paid the Indemnitee.

         (b) AIMCO shall save, defend, indemnify and hold harmless each Indemnitee to the fullest extent permitted by applicable law from and against all Losses, as and when incurred, whether or not involving a third party, that arise out of or are the result of the fact that he is, was, or is to be, either prior to or after the execution of the Original Agreement, a trustee, officer or employee of IPT, except that no Indemnitee shall be entitled to be indemnified hereunder with respect to any Loss determined to have been incurred (i) by reason of such Indemnitee's wilful misconduct or
(ii) with respect to attorney's fees and expenses which are not reasonable, in each case in a written factual finding issued in a court proceeding or other adjudication not subject to further appeal or issued in an arbitration (as to (ii) only). Each Indemnitee shall promptly return to AIMCO any funds advanced to such Indemnitee pursuant to Section 6.12(c) if and to the extent such Indemnitee is found not to be entitled to be indemnified in the situations described in clauses (i) and (ii) above. AIMCO shall make payments under this Section 6.12 within 30 days from the date that an Indemnitee has requested an indemnification payment hereunder.

         (c) If any action, suit, proceeding or investigation is commenced as to which an Indemnitee desires to receive indemnification, such Indemnitee shall notify AIMCO with reasonable promptness; provided, however, that failure to give reasonably prompt notice to AIMCO shall not affect the indemnification obligations of AIMCO hereunder except to the extent that the failure to so notify has prejudiced AIMCO in such action, suit, proceeding or investigation. The Indemnitee shall have the right to retain counsel of such Indemnitee's own choice to represent such Indemnitee; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with AIMCO and any counsel designated by AIMCO. Subject to the penultimate sentence of Section 6.12(b), from time to time as requested by the Indemnitee, AIMCO will advance the Indemnitee funds sufficient to satisfy all attorneys' fees at standard hourly rates and expenses of such counsel as and when incurred and invoiced. AIMCO shall be liable only for any settlement of any claim against an Indemnitee made with AIMCO's written consent, which consent shall not be unreasonably withheld. AIMCO shall not, without the prior written consent of an Indemnitee, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to such Indemnitee of an unconditional release from all liability in respect of such claim.

         (d) Before enforcing rights under this Section 6.12, an Indemnitee must first demand indemnification from IPT pursuant to the indemnification provisions set forth in the IPT Declaration, IPT Bylaws or any contractual arrangement between such Indemnitee and IPT. If, after ten business days from the date that such Indemnitee had requested indemnification from IPT pursuant to the indemnification provisions of the IPT Declaration, IPT Bylaws or any contractual arrangement between such Indemnitee and IPT, IPT has not paid the Indemnitee's claim or satisfactorily responded to such Indemnitee's request, as reasonably determined by the Indemnitee, the Indemnitee shall be free to assert a claim for indemnification pursuant to
Section 6.12(c).

         (e) Notwithstanding any other provision of this Agreement to the contrary, this Section 6.12 and Section 6.13 shall survive the consummation of the Merger and termination of this Agreement.

         Section 13. Insurance. AIMCO and IPT agree that after October 1, 1998 and until the Effective Time, IPT shall maintain in full force and effect, and AIMCO shall use its best efforts to cause IPT to maintain in full force and effect, directors', trustees' and officers' liability insurance covering the existing and Continuing Trustees, directors and officers of IPT and its Subsidiaries which is no less favorable than the insurance coverage which is in effect and covering such trustees, directors and officers on October 1, 1998. AIMCO further agrees that, following the Effective Time, the Surviving Entity will maintain such insurance covering such persons, and each such person covered by such insurance immediately prior to the Effective Time shall be named as additional insureds.

         Section 14. Conduct of IPT's Business Pending the Effective Time. Each of IPT and AIMCO covenants and agrees that from October 1, 1998 until the Effective Time:

                 (a) IPT shall use its best efforts to maintain its listing on the American Stock Exchange;

                 (b) none of IPT, IPLP or any Controlled IPT Entity (as defined in Section 8.2) shall loan money to AIMCO or any Controlled AIMCO Entity (as defined in Section 8.2);

                 (c) neither IPT nor IPLP shall reclassify any of their respective equity securities or other interests or issue or authorize or propose the issuance of any other securities or interests in respect of, in lieu or, or in substitution for, their respective equity securities or other interests;

                 (d) neither IPT nor AIMCO shall cause the IPLP Limited Partnership Agreement to be amended, except with the prior consent of a majority of the Continuing Trustees, provided that IPLP may admit Additional Limited Partners (as defined the IPLP Limited Partnership Agreement) other than AIMCO or its affiliates to IPLP in accordance with the terms of the IPLP Limited Partnership Agreement without such consent;

                 (e) during such time as AIMCO controls (as such term is defined in the rules and regulations promulgated under Rule 12b-2 of the Exchange Act) IPT, IPT shall not, and AIMCO shall cause IPT not to, make termination fee payments to AIMCO or any of its Subsidiaries under sections 7.1(c), 7.2(c) or 7.2(d) of the IPLP Limited Partnership Agreement or permit AIMCO to benefit from the rights provided in section 9.6 thereof;

                 (f) IPT shall duly and timely file all reports and other documents required to be filed pursuant to the Securities Act, the Exchange Act and the rules and regulations thereunder;

                 (g) IPT shall follow the same general policy as AIMCO in releasing and drafting its future press releases and such releases will include the AIMCO Collar Price, the IPT Exchange Value and, if applicable, the future date through which AIMCO may elect to pay the Merger Consideration in cash;

                 (h) AIMCO shall not, nor shall AIMCO permit any of AIMCO's Subsidiaries to, willfully take any action that would result in a state of facts which would make the Merger impossible to be consummated or would result in a material breach of any provision of this Agreement or in any of its material representations and warranties set forth in this Agreement being untrue on and as of the Effective Time; provided, however, that AIMCO and its Subsidiaries may issue securities, acquire securities or assets and otherwise act in the ordinary course of their business;

                 (i) all transactions between IPT, IPLP or any Controlled IPT Entity, on the one hand, and AIMCO or any Controlled AIMCO Entity, on the other hand, shall be on arms' length terms;

                 (j) IPT shall not increase its annual general and administrative expenses in excess of an annual increase based on the Consumer Price Index (with the amortization of restricted stock outstanding as of October 1, 1998 being excluded from the definition of general and administrative expenses); and

                 (k) neither AIMCO nor any of its affiliates (as defined in Rule 12b-2 of the Exchange Act), directly or indirectly, shall bid for, purchase or attempt to induce any Person to bid for or purchase AIMCO Common Stock except in compliance with Regulation M and, treating the purchasing entity as the "issuer," Rule 10b-18 under the Exchange Act from the fifth business day prior to the first day of the period in which the AIMCO Reference Price is determined until the last day of the period on which the AIMCO Reference Price is determined. AIMCO shall report the volume, dates and prices of such purchases to IPT's Secretary weekly.


                              ARTICLE VII

                              CONDITIONS

         Section 1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

         (a) Shareholder Approval. The IPT Shareholders' Approval shall have been obtained.

         (b) No Injunction. No temporary restraining order or preliminary or permanent injunction or other order by any federal or state court preventing consummation of the Merger shall have been issued and be continuing in effect.

         (c) No Change in Law. The Merger and the other transactions contemplated hereby shall not have been prohibited under any applicable Federal or state law or regulation adopted or amended after October 1, 1998.

         (d) Effectiveness of Registration Statement. If the Merger Consideration to be issued pursuant to Section 2.1 includes shares of AIMCO Common Stock, (i) the Registration Statement shall continue to be effective under the Securities Act at the Effective Time, and no stop order suspending such effectiveness shall be in effect and (ii) all applicable time periods required under the Exchange Act and the American Stock Exchange rules following the mailing of the Information
Statement/Prospectus to IPT Shareholders shall have elapsed.

         Section 2. Additional Conditions to Obligation of IPT to Effect the Merger. The obligation of IPT to effect the Merger shall be further subject to the satisfaction, at or prior to the Closing Date, of the following conditions, unless waived by a majority of the Continuing Trustees in writing:

         (a) Fairness Opinion. The Lehman Opinion shall not have been withdrawn.

         (b) Representations and Warranties. If the Merger Consideration includes shares of AIMCO Common Stock, the representations and warranties of AIMCO contained in Article V which are qualified as to materiality shall be true and correct, and all other representations and warranties of AIMCO contained in this Agreement shall be true and correct, in all material respects, in each case (i) on and as of October 1, 1998 and/or the date hereof, as applicable, and (ii) at and as of the Closing Date with the same effect as though such representations and warranties had been made at and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time (other than October 1, 1998 and/or the date hereof) which need only be true and correct as of such date or time); provided that this condition to the obligation of IPT to consummate the Merger shall be deemed satisfied if the aggregate losses, costs, damages and expenses to IPT due to breaches of such representations and warranties (without giving effect to any materiality qualification or standard contained in any such representations and warranties), when aggregated with failures to comply with covenants by AIMCO and AIMCO Material Adverse Effects, does not exceed $50 million.

         (c) Performance of Obligations of AIMCO. If the Merger Consideration includes shares of AIMCO Common Stock, each of AIMCO and AIMCO's Subsidiaries shall have performed or complied with, in all respects, all of their respective obligations set forth in Sections 6.1, 6.2, 6.3, 6.6, 6.8, 6.9, 6.10, 6.12, 6.13 and 6.14. If the Merger
Consideration is to be comprised only of cash, AIMCO shall have performed or complied with, in all respects, all of its obligations set forth in
Section 6.1, 6.3, 6.6, 6.8, 6.12 and 6.13.

         (d) AIMCO Officer's Certificate. If the Merger Consideration includes shares of AIMCO Common Stock, IPT shall have received a certificate signed by the President of AIMCO, dated as of the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Sections 7.2(b) and (c) have been satisfied.

         (e) AIMCO Opinions. If the Merger Consideration includes shares of AIMCO Common Stock, IPT shall have received (i) an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special tax counsel to AIMCO, dated as of the Closing Date, substantially in the form attached hereto as Exhibit 7.2(e)-1 (an "AIMCO REIT Opinion"), and (ii) an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special tax counsel to AIMCO, dated as of the Closing Date, substantially in the form attached hereto as Exhibit 7.2(e)-2 (an "AIMCO Reorganization Opinion"); provided, however, that if all other conditions in this Section 7.2 have been satisfied or waived and if AIMCO is unable to deliver either of such opinions after having exercised its reasonable best efforts to do so, (A) the Merger Consideration shall be paid solely in cash pursuant to clause (y) of Section 2.1(b)(i) (assuming the Cash Percentage is equal to 100%) and (B) neither the receipt of an AIMCO REIT Opinion nor the receipt of an AIMCO Reorganization Opinion by IPT shall be a condition to effecting the Merger.

         (f) AIMCO Corporate Law Opinion. IPT shall have received an opinion of Ballard, Spahr, Andrews & Ingersoll, LLP, special Maryland counsel to AIMCO, dated as of the Closing Date, substantially in the form attached hereto as Exhibit 7.2(f).

         (g) IPT Distributions. All distributions required to be declared prior to the Effective Time pursuant to Section 6.1 shall have been declared and any such distributions required to be paid prior to the Effective Time pursuant Section 6.1 shall have been paid; provided, however, that any waiver of this condition shall not be deemed a waiver of any of IPT's or AIMCO's obligations under Section 6.1.

         Section 3. Additional Conditions to Obligation of AIMCO to Effect the Merger. The obligation of AIMCO to effect the Merger shall be further subject to the satisfaction, at or prior to the Closing Date, of the following conditions, unless waived by AIMCO in writing:

         (a) Representations and Warranties. The representations and warranties of IPT contained in Article IV which are qualified as to materiality shall be true and correct and all other representations and warranties of IPT contained in this Agreement shall be true and correct, in all material respects, in each case, on and as of October 1, 1998 and/or the date hereof, as applicable; provided that this condition to the obligation of AIMCO to consummate the Merger shall be deemed satisfied if the aggregate loss, cost, damage or expense to AIMCO due to breaches of such representations and warranties (without giving effect to any materiality qualification or standard contained in any such representations and warranties) does not exceed $50 million.

         (b) REIT Opinion. The opinion of Akin, Gump, Strauss, Hauer and Feld, L.L.P., counsel to IPT, dated and delivered to AIMCO on October 1, 1998, receipt of which is hereby acknowledged by AIMCO, shall not have been withdrawn on the basis solely of facts existing as of October 1, 1998.

         (c) Opinion of IPT's Counsel. The opinion of Miles & Stockbridge P.C., counsel to IPT, dated and delivered to AIMCO on October 2, 1998, receipt of which is hereby acknowledged by AIMCO, shall not have been withdrawn on the basis solely of facts existing as of October 2, 1998.


                             ARTICLE VIII

                   TERMINATION, AMENDMENT AND WAIVER

         Section 1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the IPT Shareholders' Approval contemplated by this Agreement:

         (a) by mutual written consent of a majority of the Continuing Trustees, on behalf of IPT, and the AIMCO Board; or

         (b) by AIMCO by written notice to each of the Continuing Trustees, if the Effective Time shall not have occurred on or before December 31, 2001; or

         (c) by a majority of the Continuing Trustees, on behalf of IPT, by written notice to AIMCO, if:

                 (i) the Effective Time shall not have occurred on or before December 31, 2001;

                 (ii) a majority of the Continuing Trustees shall have determined in good faith that a proposal by or offer from any Person relating to any (A) acquisition of a substantial amount of assets of IPT or IPLP or any of the outstanding IPT Common Shares or IPLP partnership interests, (B) offer to purchase outstanding IPT Common Shares or IPLP partnership interests or (C) merger, consolidation, business combination, sale of substantially all of the assets, recapitalization, liquidation or similar transaction involving IPT or IPLP, other than the transactions contemplated by this Agreement (an "Alternative Proposal"), constitutes a proposal that is reasonably likely to be consummated and would, if consummated, result in a transaction which is more favorable, from a financial point of view, to IPT Shareholders than the transactions contemplated by this Agreement (a "Superior Proposal"); provided, however, that the Continuing Trustees may not terminate this Agreement pursuant to this
     Section 8.1(c)(ii) unless (1) five days shall have elapsed after delivery to AIMCO of a written notice of such determination by the Continuing Trustees and at all reasonable times during such five-day period the Continuing Trustees shall have cooperated with AIMCO in informing AIMCO of the terms and conditions of such Alternative Proposal and the identity of the person or group making such Alternative Proposal, with the objective of providing AIMCO a reasonable opportunity, during such five-day period, to propose a modification of the terms and conditions of this Agreement so that a business combination between IPT and AIMCO may be effected, (2) during such five-day period, the Continuing Trustees negotiate in good faith with AIMCO with respect to such proposed modifications and (3) at the end of such five-day period, a majority of the Continuing Trustees continues to believe in good faith that such Alternative Proposal constitutes a Superior Proposal; or

                 (iii) AIMCO takes any action that constitutes an anticipatory repudiation of this Agreement and fails to cure such action within ten days from receipt of notice (whether written or oral) from a majority of the Continuing Trustees.

         Section 2. Effect of Termination. In the event of termination of this Agreement by IPT or AIMCO pursuant to Section 8.1, the effects and consequences of such termination, and relative rights and obligations of the parties as a result thereof, shall be as set forth in this Section 8.2 and in the IPT Bylaws.

         (a) Certain Definitions. As used in this Agreement, the following terms have the following meanings:

                 "AIMCO Termination Reference Price" means the average price (computed based on the sum of the high and low sales prices of AIMCO Common Stock (as reported in the NYSE Composite Transactions reporting system as published in The Wall Street Journal or, if not published therein, in another authoritative source) divided by two) of a share of AIMCO Common Stock during the ten consecutive NYSE trading day period ending on and including the Termination Date.

                 "AIMCO Termination Share Value" means the lesser of the AIMCO Collar Price or the AIMCO Termination Reference Price.

                 "Common Partnership Unit" means a fractional, undivided share of common ownership interest in IPLP, with economic rights and preferences substantially the same as an IPT Common Share.

                 "Control" has the meaning specified in Rule 12b-2 of the Exchange Act.

                 "Controlled AIMCO Entity" means AIMCO and each Person which, as of or after October 1, 1998, is or becomes, directly or indirectly, Controlled by AIMCO.

                 "Controlled IPT Entity" means any Person which, as of or after October 1, 1998, is or becomes, directly or indirectly, Controlled by IPT, other than IPLP and each wholly-owned Subsidiary of IPT or IPLP.

                 "Covered IPT Assets" means any and all (i) securities, assets (whether real or personal, tangible or intangible) and other things of value acquired by any Controlled AIMCO Entity from any of IPT, IPLP or any wholly-owned Subsidiary of IPT or IPLP at any time on or prior to the Termination Date (including prior to the IFG Merger) and (ii) cash and non-cash distributions received in respect of the foregoing, together, in the case of cash distributions, with a return thereon at an annual rate of 10%, compounded annually, from the date of receipt thereof through the Termination Date; provided, that to the extent any item which would have otherwise constituted a Covered IPT Asset has been sold or otherwise disposed of, the consideration received therefor, together with interest on any cash portion thereof on the same basis, shall be substituted for such item.

                 "Covered Third-Party Assets" means any and all of the following acquired by any Controlled AIMCO Entity from any Person other than IPT, IPLP or a wholly-owned Subsidiary of IPT or IPLP at any time on or prior to the Termination Date (including prior to the IFG Merger): (i) equity securities or debt securities of, or other ownership interests in or indebtedness of, any Controlled IPT Entity; (ii) assets, whether real or personal, tangible or intangible, of any Controlled IPT Entity; (iii) any other thing of value acquired from a Controlled IPT Entity; and (iv) cash and non-cash distributions received in respect of the foregoing, together, in the case of cash distributions, with a return thereon at an annual rate of 10%, compounded annually, from the date of receipt thereof through the Termination Date; provided that to the extent any item which would have otherwise constituted a Covered Third-Party Asset has been sold or otherwise disposed of, the consideration received therefor, together with interest on any cash portion thereof on the same basis, shall be substituted for such item.

                 "IPT Termination Share Value" means an amount equal to the IPT Exchange Value, divided by the AIMCO Termination Share Value, multiplied by the AIMCO Termination Reference Price.

                 "IPT Unwind Consideration" means any and all (i) consideration delivered to IPT, IPLP and wholly-owned Subsidiaries of IPT and IPLP in exchange for the Covered IPT Assets and (ii) cash and non-cash distributions received in respect of the foregoing, together, in the case of cash distributions, with a return thereon at an annual rate of 10%, compounded annually, from the date of receipt thereof through the Termination Date; provided that to the extent any item which would have otherwise constituted IPT Unwind Consideration has been sold or otherwise disposed of, the consideration received therefor, together with interest on any cash portion thereof on the same basis, shall be substituted for such item.

                 "Termination Date" means the date on which this Agreement is terminated pursuant to Section 8.1.

                 "Third-Party Unwind Consideration" means, at the option of the recipient, the number of fully paid, validly issued and non-assessable IPT Common Shares or duly issued Common Partnership Units equal to the Third-Party Unwind Price divided by the IPT Termination Share Value.

                 "Third-Party Unwind Price" means the aggregate fair value of the consideration originally paid or delivered by the applicable Controlled AIMCO Entity in exchange for the Covered Third-Party Assets, plus interest thereon at an annual rate of 10%, compounded annually, from the date of acquisition through the Termination Date, minus the aggregate fair value of all cash and non-cash distributions received in respect of the Covered Third-Party Assets, minus interest on the amount of cash distributions at an annual rate of 10%, compounded annually, from the date of receipt through the Termination Date; provided, however, that to the extent any such consideration has been sold or otherwise disposed of, the consideration received therefor, together with interest on any cash portion thereof on the same basis, shall be substituted for such consideration.

         (b) Third-Party Unwind. As soon as practicable after the Termination Date, AIMCO shall transfer and assign, or cause to be transferred or assigned, to IPT or IPLP, as determined by IPT, all of the Covered Third-Party Assets, in exchange for which IPT or IPLP, as determined by IPT, shall issue to AIMCO (or its designee) the Third-Party Unwind Consideration; provided, however, that cash amounts due from each party may be netted out.

         (c) IPT Unwind. As soon as practicable after the Termination Date, AIMCO shall assign and transfer, or cause to be assigned or transferred, to IPT, IPLP or one of the wholly-owned Subsidiaries of IPT or IPLP, as applicable, all of the Covered IPT Assets, in exchange for which IPT, IPLP or one of the wholly-owned Subsidiaries of IPT or IPLP, as applicable, shall return to the applicable Controlled AIMCO Entity the applicable IPT Unwind Consideration; provided, however, that cash amounts due from each party may be netted out.

         (d) Limitation on Liability. Except as otherwise provided in this
Section 8.2 (including the other provisions of this Agreement set forth in Section 8.2(e)), there shall be no liability or obligation on the part of IPT or AIMCO or their respective officers, trustees or directors hereunder after a termination; provided, however, the foregoing limitation on liability shall not apply with respect to any party whose breach of any representation, warranty, covenant or agreement is the basis for such termination.

         (e) Survival. The representations, warranties, covenants and agreements contained in this Agreement shall not survive the termination hereof except (i) to the extent a breach of any such representation, warranty, covenant or agreement is the basis for such termination and (ii)
Section 6.1 (with respect to the period prior to Termination of this Agreement), 6.7, 6.12, 6.13 and 6.14(a)(v) shall survive such termination until the expiration of the applicable statutes of limitation and Sections 6.10(b), 6.10(c), 6.10(e) and 6.10(f) shall survive such termination for two years.

         Section 3. Amendment. This Agreement may be amended, modified and supplemented in any and all respects, at any time before or after the IPT Shareholders' Approval has been obtained and prior to the Effective Time, only by a written instrument signed by AIMCO and a majority of the Continuing Trustees, on behalf of IPT; provided, however, that after the IPT Shareholders' Approval has been obtained, no such amendment, modification or supplement shall, without the further approval of the IPT Shareholders, (a) alter or change the amount or type of Merger Consideration or any proceedings relating to the treatment of Outstanding IPT Common Shares under Article II hereof or (b) alter or change any of the other terms and conditions of this Agreement if such alterations or changes, individually or in the aggregate, would adversely affect the rights of IPT Shareholders.

         Section 4. Waiver. At any time prior to the Closing Date, AIMCO or IPT may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other party contained herein, to the extent permitted by applicable law. Any agreement on the part of a party to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party; provided, however, that in order for any such extension or waiver by IPT to be valid and effective, such instrument must be signed by a majority of the Continuing Trustees.


                              ARTICLE IX

                          GENERAL PROVISIONS

         Section 1. Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements contained in this Agreement shall not survive the Effective Time, except for Section 5.6 (which shall remain in effect until one year after the Effective Time) and Sections 5.2(c), 5.8(e), 5.8(f), 6.1, 6.2(c), 6.7, 6.12
and 6.13 (which shall survive the Effective Time until the expiration of the applicable statutes of limitation).

         Section 2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally, (b) one business day after delivered to a reputable overnight courier service or (c) when sent via facsimile (which is confirmed by copy sent within one business day by a reputable overnight courier service) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                 (i)  If to IPT, to:

                      Insignia Properties Trust
                      375 Park Avenue, Suite 3401
                      New York, New York 10152
                      Attn: Jeffrey P. Cohen
                      Facsimile: (212) 980-8544
                      Telephone: (212) 750-6070

                      with a copy (which shall not constitute notice) to:

                      Proskauer Rose LLP
                      1585 Broadway
                      New York, New York  10036
                      Attn: Arnold S. Jacobs
                      Facsimile: (212) 969-2900
                      Telephone: (212) 969-3210

                 (ii) If to AIMCO, to:

                      Apartment Investment and Management Company
                      1873 South Bellaire Street, 17th Floor
                      Denver, Colorado 80222
                      Attn: Peter K. Kompaniez
                      Facsimile: (303) 757-8735
                      Telephone: (303) 757-8101

                      with a copy (which shall not constitute notice) to:

                      Skadden, Arps, Slate, Meagher & Flom, LLP
                      300 South Grand Avenue, Suite 3400
                      Los Angeles, California  90071
                      Attn:  Michael V. Gisser
                      Facsimile:  (213) 687-5600
                      Telephone:  (213) 687-5000

         Section 3. Adjustment for Dilution. All references in this Agreement to per share amounts and prices shall be equitably adjusted to take into account any splits, combinations, equity dividends, reclassifications and similar transactions, such that no party or IPT Shareholder is any better or worse off than they would have been had such transaction not occurred.

         Section 4. Entire Agreement. This Agreement and the Schedules and Exhibits hereto constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

         Section 5. Assignment. This Agreement may not be assigned by either party and any attempted assignment shall be void and of no effect.

         Section 6. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND SECTION 327(b) OF THE NEW YORK CIVIL PRACTICE LAWS AND RULES, EXCEPT TO THE EXTENT THAT SECTIONS 1.1, 1.2, 1.3, 1.4 AND 2.1(c) AND
(d) ARE EXPRESSLY GOVERNED BY OR DERIVE THEIR AUTHORITY FROM THE MCAA OR
THE MGCL.

         Section 7. Interpretation. When reference is made in this Agreement to Sections, Schedules or Exhibits, such reference shall be to a Section, Schedule or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         Section 8. Counterparts; Effect. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

      Section 9. Parties' Interest. This Agreement shall be binding upon each party hereto and shall inure solely to the benefit of each party hereto and the IPT Shareholders. Except as provided in Sections 6.12 and 6.13, nothing in this Agreement, express or implied, is intended to confer upon any third party, other than the IPT Shareholders, any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         Section 10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that the parties shall be entitled to an injunction or injunctions, in addition to any other remedy to which they are entitled at law or in equity, to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement in any Federal or state court located in the County of New York, State of New York. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal or state court located in the County of New York, State of New York, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny such personal jurisdiction by motion or other request for leave from any such court and
(c) agrees that it shall not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal or state court sitting in the County of New York, State of New York.

         Section 11. Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

         Section 12. Letter Agreement. The letter agreement, dated October 14, 1997, as amended by the letter dated March 2, 1998, between AIMCO and IFG, shall be deemed applicable (insofar as such agreement, as amended, applies to Controlled IPT Entities) for a period of two years following a breach by AIMCO of Section 6.12 of this Agreement.

         Section 13. Knowledge. As used herein, the "knowledge"of IPT or any Subsidiary of IPT shall mean the actual knowledge of any of Andrew L. Farkas, James A. Aston, Frank M. Garrison, Ronald Uretta or Jeffrey P. Cohen, and the "knowledge" of AIMCO or any Subsidiary of AIMCO shall mean the actual knowledge of any of Terry Considine, Peter Kompaniez, Patrick Foye, Thomas M. Toomey or (with respect to property-related matters only) Harry G. Alcock.

         Section 14. Breaches. Notwithstanding any other provision herein, if at the time of execution of the Original Agreement or this Agreement, AIMCO had or has actual knowledge of a breach of any representation or warranty by IPT therein or herein, or IPT had or has actual knowledge of a breach of any representation or warranty by AIMCO therein or herein, such party shall be deemed to have waived such breach to the extent of its actual knowledge of such breach at such time.


         IN WITNESS WHEREOF, AIMCO and IPT have caused this Agreement to be signed on their behalf as of the date first written above.


                                       APARTMENT INVESTMENT AND
                                       MANAGEMENT COMPANY


                                       By:  /s/ Patrick J. Foye
                                          -------------------------------

                                          Patrick J. Foye
                                          Executive Vice President


                                       INSIGNIA PROPERTIES TRUST


                                       By:
                                           ------------------------------

                                           Andrew L. Farkas
                                           Continuing Trustee


                                       By:  /s/ James A. Aston
                                          -------------------------------

                                          James A. Aston
                                          Continuing Trustee


                                       By:  /s/ Warren M. Eckstein
                                          -------------------------------

                                          Warren M. Eckstein
                                          Continuing Trustee


                                       By:  /s/ Frank M. Garrison
                                          -------------------------------

                                          Frank M. Garrison
                                          Continuing Trustee


                                       By:
                                          -------------------------------

                                          Bryan L. Herrmann
                                          Continuing Trustee


                                       By:  /s/ Jeffrey P. Cohen
                                          -------------------------------

                                          Jeffrey P. Cohen
                                          Secretary



     This Agreement is consented to by the undersigned as an amendment to the First Amended and Restated Agreement.


                                       TPI ACQUISITION TRUST


                                       By:  /s/ Patrick J. Foye
                                          --------------------------------

                                          Patrick J. Foye
                                          Executive Vice President